Filed Pursuant To Rule 433

Registration No. 333-254134

May 15, 2025

The WisdomTree Bitcoin Fund is not a fund registered under the Investment Company Act of 1940, as amended (“1940 Act”), and is not subject to regulation under the 1940, unlike most exchange traded products or ETFs. The WisdomTree Bitcoin Fund is also not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and the sponsor is not subject to regulations by the Commodity Futures Trading Commission as a commodity pool operator or commodity trading advisor. The WisdomTree Bitcoin Fund’s shares are neither interests in nor obligations of the sponsor or the trustee or any of their affiliates. An investment in BTCW involves significant risks and may not be suitable for all shareholders.

For the WisdomTree Bitcoin Fund, visit WisdomTree.com/investments/etfs/crypto/btcw to view or download a prospectus. Investors should read the prospectus carefully before investing.

If printed, this document must be accompanied or preceded by a prospectus. The WisdomTree Bitcoin Fund has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the WisdomTree Bitcoin Fund has filed with the SEC for more complete information about the WisdomTree Bitcoin Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the WisdomTree Bitcoin Fund will arrange to send you the prospectus if you request it by calling toll free at 1-866-909-9473.

WisdomTree Funds (excluding BTCW) are distributed by Foreside Fund Services, LLC ("FFS"). FFS, is the Marketing Agent for the WisdomTree Bitcoin Fund (BTCW).

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The WisdomTree Bitcoin Fund has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the WisdomTree Bitcoin Fund has filed with the SEC for more complete information about the WisdomTree Bitcoin Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting the fund detail page. Alternatively, the WisdomTree Bitcoin Fund will arrange to send you the prospectus if you request it by calling toll free at 1-866-909-9473.